Exhibit 99.1

REALOGY REPORTS FINANCIAL RESULTS
FOR THIRD QUARTER 2014

Residential Real Estate Leader Reports Quarterly Revenue of $1.5 Billion

Homesale Transaction Volume Increased 2% Year-over-Year

Completed ZipRealty Acquisition During Third Quarter

MADISON, N.J. (November 5, 2014) - Realogy Holdings Corp. (NYSE: RLGY), a global leader in residential real estate franchising and provider of real estate brokerage, relocation, and title and settlement services, today reported financial results for the quarter ended September 30, 2014, including the following highlights:

•	Net revenue for third quarter 2014 was $1.5 billion, a 1% decrease compared to third quarter 2013.

•	Adjusted EBITDA[1] for third quarter 2014 was $287 million, up $1 million from $286 million in the third quarter of 2013.

•
Net income for third quarter 2014 was $100 million, which is net of $71 million of GAAP income tax expense, $54 million of interest expense, $48 million of depreciation and amortization expense and $6 million of ZipRealty-related transaction and integration costs.

•	Basic earnings per share was $0.68 for third quarter 2014.

•	Realogy generated $234 million of free cash flow during the quarter, or $1.60 per share, an increase of 17% compared to $1.37 in the third quarter of 2013.

•	Cash taxes for third quarter 2014 were $2 million as the Company continued to utilize a portion of its approximately $2 billion of net operating losses.
"The quarter produced strong cash flow in part due to our continued investment in growth and lower interest expense," said Richard A. Smith, Realogy's chairman, chief executive officer and president. "Our third quarter Adjusted EBITDA matched the third quarter of 2013, even in the face of difficult comparisons from the same quarter last year, which we believe was bolstered by accelerated home closings in a rising mortgage rate environment. In addition, we completed the ZipRealty acquisition, and its integration is going well. We continue to be excited about the strategic opportunities available to us as a result of this transaction."
For the third quarter of 2014, Realogy's company-owned and franchise business segments' combined homesale transaction volume (transaction sides times average sale price) increased by 2%, as compared to third quarter of 2013. RFG and NRT reported average homesale price improvements of 6% and 5%, respectively year-over-year while homesale transactions declined 3% and 4%, respectively.
At Cartus, the Company's relocation services segment, initiations for third quarter 2014 increased 3% and referrals increased 3% compared to third quarter 2013. At TRG, the company's title and settlement services segment, purchase unit volume decreased 4% year over year, which was consistent with NRT homesale transaction declines. Average fee per transaction improved 24% due to a shift in the mix of business to home purchase transactions from refinancing transactions. TRG's refinance title and closing units decreased 63% in third quarter 2014 compared to 2013, which was expected given lower refinancing trends across the industry.

1 See Table 9 for definitions of these non-GAAP financial measures and Tables 6 and 7 for reconciliations of these non-GAAP financial measures to their most comparable GAAP terms.

Realogy Reports Financial Results for Third Quarter 2014                        2

"Looking ahead, we anticipate full year 2014 Adjusted EBITDA to be approximately $765 to $775 million," said Anthony E. Hull, executive vice president, chief financial officer and treasurer. "For the fourth quarter of 2014, based on our closed sales activity in October, along with contracts opened in September and October, we expect homesale sides to be up +1% to +3% year-over-year, and average sale price to increase +3% to +5% on a combined basis. As a result, we expect to see homesale transaction volume in the range of +4% to +8% year-over-year for RFG and NRT combined for the fourth quarter."
"We expect to end the year with approximately $400 million of cash and cash equivalents and to be well positioned to make further progress toward our goal of reducing interest expense and deleveraging the balance sheet as we move into 2015," added Hull.
The Company ended the third quarter with a cash and cash equivalents balance of $268 million and no outstanding borrowings under its revolving credit facility. Total long-term corporate debt, including the short term portion, net of cash and cash equivalents totaled $3.7 billion at September 30, 2014.
A condensed consolidated balance sheet is included as Table 2 of this press release.
Investor Conference Call
Today, November 5, at 8:00 a.m. (EDT), Realogy will hold a conference call via webcast to review its third quarter 2014 results. The call will be hosted by Richard A. Smith, chairman, chief executive officer and president, and Anthony E. Hull, executive vice president, chief financial officer and treasurer, and will conclude with an investor Q&A period with management.
Investors may access the conference call live via webcast at www.realogy.com under "Investors" or by dialing (888) 895-3527 (toll free); international participants should dial (706) 679-2250. Please dial in at least 5 to 10 minutes prior to start time. A webcast replay also will be available from November 5 through November 19, 2014.
About Realogy Holdings Corp.
Realogy Holdings Corp. (NYSE: RLGY) is a global leader in residential real estate franchising with company-owned real estate brokerage operations doing business under its franchise systems as well as relocation and title services. Realogy's brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby's International Realty®, ZipRealty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy's franchise system members operate approximately 13,400 offices with more than 250,000 independent sales associates doing business in 105 countries and territories worldwide. Realogy is headquartered in Madison, N.J.
Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Holdings Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates" and "plans" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: adverse developments or the absence of sustained improvement in general business, economic and political conditions; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in

Realogy Reports Financial Results for Third Quarter 2014                        3

the number of home sales and/or stagnant or declining home prices, low levels of consumer confidence, the impact of slow economic growth or future recessions and related high levels of unemployment in the U.S. and abroad, continued low inventory levels, renewed high levels of foreclosures, seasonal fluctuations in the residential real estate brokerage business, and increasing mortgage rates and down payment requirements and/or constraints on the availability of mortgage financing; the Company's geographic and high-end market concentration, particularly with respect to its Company-owned brokerage operations; the Company's failure to enter into or renew franchise agreements or maintain its brands; risks relating to our outstanding debt and interest obligations; variable rate indebtedness which subjects the Company to interest rate risk; the Company's inability to access capital; the Company's inability to realize the benefits from acquisitions, including the recent acquisition of ZipRealty, Inc.; any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets and/or the Internal Revenue Code and changes in state or federal employment laws or regulations that would require classification of independent contractor sales associates to employee status, and wage and hour regulations; the Company's inability to sustain improvements in its operating efficiency; and the final resolution or outcomes with respect to Cendant's (our former parent) remaining contingent liabilities.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings "Forward-Looking Statements" and "Risk Factors" in our filings with the Securities and Exchange Commission, including our Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 and our Annual Report on Form 10-K for the year ended December 31, 2013, and our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contacts:	Media Contact:
Alicia Swift	Mark Panus
(973) 407-4669	(973) 407-7215
alicia.swift@realogy.com	mark.panus@realogy.com

Jennifer Pepper
(973) 407-7487
jennifer.pepper@realogy.com

Realogy Reports Financial Results for Third Quarter 2014                        4

Table 1

REALOGY HOLDINGS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Gross commission income	$1,162	$1,168	$3,070	$3,013
Service revenue	231	255	607	671
Franchise fees	96	94	251	242
Other	42	36	122	117
Net revenues	1,531	1,553	4,050	4,043
Expenses
Commission and other agent-related costs	795	796	2,099	2,050
Operating	340	363	1,016	1,043
Marketing	52	50	155	149
General and administrative	79	88	214	248
Former parent legacy costs (benefit), net	(2)	1	(1)	—
Restructuring costs, net	(1)	—	(1)	4
Depreciation and amortization	48	44	140	130
Interest expense, net	54	74	197	230
Loss on the early extinguishment of debt	—	22	27	68
Other (income)/expense, net	(1)	—	(2)	—
Total expenses	1,364	1,438	3,844	3,922
Income before income taxes, equity in earnings and noncontrolling interests	167	115	206	121
Income tax expense	71	9	88	25
Equity in earnings of unconsolidated entities	(6)	(4)	(7)	(26)
Net income	102	110	125	122
Less: Net income attributable to noncontrolling interests	(2)	(1)	(3)	(4)
Net income attributable to Realogy Holdings	$100	$109	$122	$118

Earnings per share attributable to Realogy Holdings:
Basic earnings per share:	$0.68	$0.75	$0.84	$0.81
Diluted earnings per share:	$0.68	$0.74	$0.83	$0.81
Weighted average common and common equivalent shares outstanding:
Basic:	146.0	145.6	145.9	145.3
Diluted:	147.0	146.8	147.0	146.5

Realogy Reports Financial Results for Third Quarter 2014                        5

Table 2

REALOGY HOLDINGS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 30, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$268	$236
Trade receivables (net of allowance for doubtful accounts of $30 and $37)	174	121
Relocation receivables	356	270
Deferred income taxes	222	186
Other current assets	108	104
Total current assets	1,128	917
Property and equipment, net	224	205
Goodwill	3,463	3,335
Trademarks	736	732
Franchise agreements, net	1,512	1,562
Other intangibles, net	352	365
Other non-current assets	231	210
Total assets	$7,646	$7,326

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$171	$123
Securitization obligations	281	252
Due to former parent	60	63
Revolving credit facilities and current portion of long-term debt	19	19
Accrued expenses and other current liabilities	411	454
Total current liabilities	942	911
Long-term debt	3,927	3,886
Deferred income taxes	405	337
Other non-current liabilities	207	179
Total liabilities	5,481	5,313
Commitments and contingencies
Equity:
Realogy Holdings preferred stock: $.01 par value; 50,000,000 shares authorized, none issued and outstanding at September 30, 2014 and December 31, 2013.	—	—
Realogy Holdings common stock: $.01 par value; 400,000,000 shares authorized, 146,262,322 shares outstanding at September 30, 2014 and 146,125,337 shares outstanding at December 31, 2013.	1	1
Additional paid-in capital	5,665	5,635
Accumulated deficit	(3,485)	(3,607)
Accumulated other comprehensive loss	(20)	(19)
Total stockholders' equity	2,161	2,010
Noncontrolling interests	4	3
Total equity	2,165	2,013
Total liabilities and equity	$7,646	$7,326

Realogy Reports Financial Results for Third Quarter 2014                        6

Table 3

REALOGY HOLDINGS CORP.
2014 vs. 2013 KEY DRIVERS

	For Three Months Ended September 30,			For Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
Real Estate Franchise Services (a)
Closed homesale sides	306,338	315,432	(3%)	803,760	827,632	(3%)
Average homesale price	$255,780	$240,408	6%	$249,782	$231,538	8%
Average homesale broker commission rate	2.51%	2.53%	(2) bps	2.52%	2.54%	(2) bps
Net effective royalty rate	4.49%	4.46%	3 bps	4.48%	4.50%	(2) bps
Royalty per side	$301	$281	7%	$294	$275	7%
Company Owned Real Estate Brokerage Services
Closed homesale sides	89,472	93,083	(4%)	233,960	244,021	(4%)
Average homesale price	$498,650	$475,823	5%	$501,324	$465,335	8%
Average homesale broker commission rate	2.46%	2.49%	(3) bps	2.47%	2.50%	(3) bps
Gross commission income per side	$12,985	$12,527	4%	$13,130	$12,341	6%
Relocation Services
Initiations	44,019	42,788	3%	133,223	130,050	2%
Referrals	29,259	28,406	3%	73,101	70,341	4%
Title and Settlement Services
Purchase title and closing units	32,355	33,540	(4%)	86,234	89,204	(3%)
Refinance title and closing units	6,520	17,625	(63%)	20,129	65,247	(69%)
Average fee per closing unit	$1,956	$1,579	24%	$1,914	$1,469	30%
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Financial Results for Third Quarter 2014                        7

Table 4

REALOGY HOLDINGS CORP.
2013 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Real Estate Franchise Services (a)
Closed homesale sides	209,779	302,420	315,432	255,793	1,083,424
Average homesale price	$210,919	$236,590	$240,408	$237,776	$233,011
Average homesale broker commission rate	2.56%	2.55%	2.53%	2.53%	2.54%
Net effective royalty rate	4.57%	4.51%	4.46%	4.44%	4.49%
Royalty per side	$258	$281	$281	$278	$276
Company Owned Real Estate Brokerage Services
Closed homesale sides	58,060	92,878	93,083	72,619	316,640
Average homesale price	$427,812	$478,280	$475,823	$490,666	$471,144
Average homesale broker commission rate	2.52%	2.49%	2.49%	2.49%	2.50%
Gross commission income per side	$11,630	$12,598	$12,527	$12,856	$12,459
Relocation Services
Initiations	35,951	51,311	42,788	35,655	165,705
Referrals	15,677	26,258	28,406	21,032	91,373
Title and Settlement Services
Purchase title and closing units	21,506	34,157	33,540	26,369	115,572
Refinance title and closing units	24,500	23,123	17,625	10,948	76,196
Average price per closing unit	$1,322	$1,490	$1,579	$1,649	$1,504
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Financial Results for Third Quarter 2014                        8

Table 5a
REALOGY HOLDINGS CORP.
SELECTED 2014 FINANCIAL DATA
(In millions)

	For the Three Months Ended
	March 31, 2014	June 30, 2014	September 30, 2014
Net revenues (a)
Real Estate Franchise Services	$144	$196	$199
Company Owned Real Estate Brokerage Services	750	1,182	1,175
Relocation Services	86	107	125
Title and Settlement Services	81	108	111
Corporate and Other	(54)	(81)	(79)
Total Company	$1,007	$1,512	$1,531

EBITDA (b)
Real Estate Franchise Services	$79	$137	$136
Company Owned Real Estate Brokerage Services	(20)	91	93
Relocation Services	7	26	47
Title and Settlement Services	(5)	17	15
Corporate and Other	(25)	(33)	(18)
Total Company	$36	$238	$273
Less:
Depreciation and amortization	46	46	48
Interest expense, net	70	73	54
Income tax expense (benefit)	(34)	51	71
Net income (loss) attributable to Realogy Holdings	$(46)	$68	$100
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $54 million, $81 million and $79 million for the three months ended March 31, 2014, June 30, 2014 and September 30, 2014, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $7 million, $12 million and $13 million of intercompany referral commissions paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2014, June 30, 2014 and September 30, 2014, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)
The three months ended March 31, 2014 includes $10 million related to the loss on early extinguishment of debt, $1 million related to the Phantom Value Plan and $1 million of former parent legacy costs. The three months ended June 30, 2014 includes $17 million related to the loss on early extinguishment of debt and $1 million related to the Phantom Value Plan. The three months ended September 30, 2014 includes a net benefit of $2 million of former parent legacy items and the reversal of prior year restructuring of $1 million.

Realogy Reports Financial Results for Third Quarter 2014                        9

Table 5b
REALOGY HOLDINGS CORP.
SELECTED 2013 FINANCIAL DATA
(In millions)

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2013	2013	2013	2013	2013
Net revenues (a)
Real Estate Franchise Services	$135	$193	$193	$169	$690
Company Owned Real Estate Brokerage Services	686	1,182	1,178	944	3,990
Relocation Services	87	108	127	97	419
Title and Settlement Services	100	130	134	103	467
Corporate and Other	(51)	(80)	(79)	(67)	(277)
Total Company	$957	$1,533	$1,553	$1,246	$5,289

EBITDA (b)
Real Estate Franchise Services	$72	$133	$133	$110	$448
Company Owned Real Estate Brokerage Services	(8)	102	91	21	206
Relocation Services	10	27	45	22	104
Title and Settlement Services	4	20	17	9	50
Corporate and Other	(15)	(78)	(50)	(12)	(155)
Total Company	$63	$204	$236	$150	$653
Less:
Depreciation and amortization	42	44	44	46	176
Interest expense, net	89	67	74	51	281
Income tax expense (benefit)	7	9	9	(267)	(242)
Net income (loss) attributable to Realogy	$(75)	$84	$109	$320	$438
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $51 million, $80 million, $79 million and $67 million for the three months ended March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $8 million, $12 million, $14 million and $9 million of intercompany referral commissions paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)	The three months ended March 31, 2013 includes $3 million related to the loss on early extinguishment of debt and $1 million of former parent legacy costs.
The three months ended June 30, 2013 includes $43 million related to the loss on early extinguishment of debt, $26 million related to the Phantom Value Plan and $4 million restructuring costs, partially offset by a net benefit of $2 million of former parent legacy items.
The three months ended September 30, 2013 includes $22 million related to the loss on early extinguishment of debt, $19 million related to the Phantom Value Plan and a net cost of $1 million of former parent legacy items.
The three months ended December 31, 2013 includes $2 million related to the Phantom Value Plan and a net benefit of $4 million of former parent legacy items.

Realogy Reports Financial Results for Third Quarter 2014                        10

Table 6
REALOGY HOLDINGS CORP.
2014 EBITDA AND ADJUSTED EBITDA
(In millions)
A reconciliation of net income attributable to Realogy Group to EBITDA and Adjusted EBITDA for the twelve months ended September 30, 2014 is set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended	Nine Months Ended	Three Months Ended	Nine Months Ended	Twelve Months Ended
	December 31, 2013	September 30, 2013	December 31, 2013	September 30, 2014	September 30, 2014
Net income attributable to Realogy Group (a)	$438	$118	$320	$122	$442
Income tax (benefit) expense	(242)	25	(267)	88	(179)
Income before income taxes	196	143	53	210	263
Interest expense, net	281	230	51	197	248
Depreciation and amortization	176	130	46	140	186
EBITDA (b)	653	503	150	547	697
Covenant calculation adjustments:
Restructuring costs (reversals) and former parent legacy costs (benefit), net (c)					(6)
Loss on the early extinguishment of debt					27
Pro forma effect of business optimization initiatives (d)					9
Non-cash charges (e)					24
Pro forma effect of acquisitions and new franchisees (f)					9
Incremental securitization interest costs (g)					4
Adjusted EBITDA					$764
Total senior secured net debt (h)					$2,301
Senior secured leverage ratio (i)					3.01	x
_______________

(a)
Net income (loss) attributable to Realogy consists of: (i) income of $320 million for the fourth quarter of 2013, (ii) a loss of $46 million for the first quarter of 2014, (iii) income of $68 million for the second quarter of 2014 and (iv) income of $100 million for the third quarter of 2014.

(b)
EBITDA consists of: (i) $150 million for the fourth quarter of 2013, (ii) $36 million for the first quarter of 2014, (iii) $238 million for the second quarter of 2014 and (iv) $273 million for the third quarter of 2014.

(c)	Consists of a net benefit of $5 million for former parent legacy items and $1 million of net restructuring reversals.

(d)
Represents the twelve-month pro forma effect of business optimization initiatives including $5 million of transaction and integration costs incurred for the ZipRealty acquisitions, $2 million related to business cost cutting initiatives, $1 million related to our Relocation Services integration costs and $1 million related to vendor renegotiations.

(e)
Represents the elimination of non-cash expenses, including $40 million of stock-based compensation expense and $1 million of other items less $17 million for the change in the allowance for doubtful accounts and notes reserves from October 1, 2013 through September 30, 2014.

(f)
Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on October 1, 2013. Franchisee sales activity is comprised of new franchise agreements as well as growth acquired by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of October 1, 2013.

(g)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended September 30, 2014.

(h)
Represents total borrowings under the senior secured credit facility and borrowings secured by a first priority lien on our assets of $2,484 million plus $18 million of capital lease obligations less $201 million of readily available cash as of September 30, 2014. Pursuant to the terms of our senior secured credit facility, total senior secured net debt does not include the First and a Half Lien Notes, other indebtedness secured by a lien on our assets that is pari passu or junior in priority to the First and a Half Lien Notes, our securitization obligations or unsecured indebtedness, including the 3.375% Senior Notes and the 4.50% Senior Notes.

(i)
Realogy Group’s borrowings and outstanding letters of credit issued under the revolving credit facility did not exceed 25% of the revolving credit facility's borrowing capacity at September 30, 2014, and accordingly the covenant was not applicable.

Realogy Reports Financial Results for Third Quarter 2014                        11

Table 7
REALOGY HOLDINGS CORP.
EBITDA AND ADJUSTED EBITDA
THREE MONTHS ENDED SEPTEMBER 30
(In millions)
Set forth in the table below is a reconciliation of net income attributable to Realogy Group to Adjusted EBITDA for the three-month periods ended September 30, 2014 and 2013:

	Three Months Ended
	September 30, 2014	September 30, 2013
Net income attributable to Realogy	$100	$109
Income tax expense	71	9
Income before income taxes	171	118
Interest expense, net	54	74
Depreciation and amortization	48	44
EBITDA	273	236
Restructuring costs (reversals) and former parent legacy costs (benefit), net	(3)	1
Loss on the early extinguishment of debt	—	22
Pro forma effect of business optimization initiatives	4	4
Non-cash charges	10	20
Pro forma effect of acquisitions and new franchisees	2	1
Pro forma cost savings for restructuring initiatives	—	1
Incremental securitization interest costs	1	1
Adjusted EBITDA	$287	$286

Realogy Reports Financial Results for Third Quarter 2014                        12

Table 8
REALOGY HOLDINGS CORP.
FREE CASH FLOW

A reconciliation of net income attributable to Realogy Holdings to free cash flow is set forth in the following table:

	For the three months ended		For the three months ended
	September 30, 2014		September 30, 2013
	($ in millions)	($ per share)	($ in millions)	($ per share)
Net income attributable to Realogy Holdings / Basic earnings per share	$100	$0.68	$109	$0.75
Income tax expense, net of payments	69	0.47	6	0.04
Interest expense, net	54	0.37	74	0.51
Cash interest payments	(71)	(0.49)	(96)	(0.66)
Depreciation and amortization	48	0.33	44	0.30
Capital expenditures	(18)	(0.12)	(18)	(0.12)
Restructuring costs (reversals) and former parent legacy costs (benefit), net of payments	(4)	(0.03)	(1)	(0.01)
Loss on the early extinguishment of debt	—	—	22	0.14
Working capital adjustments	35	0.24	(8)	(0.05)
Relocation assets, net of securitization	21	0.15	68	0.47
Free Cash Flow / Cash Earnings Per Share	$234	$1.60	$200	$1.37
Basic weighted average number of common shares outstanding (in millions)		146.0		145.6

Realogy Reports Financial Results for Third Quarter 2014                        13

Table 9

Non-GAAP Definitions
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. Adjusted EBITDA calculated for a twelve-month period is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the senior secured credit facility. Adjusted EBITDA calculated for a twelve-month period corresponds to the definition of "EBITDA," calculated on a "pro forma basis," used in the senior secured credit facility to calculate the senior secured leverage ratio. Adjusted EBITDA includes adjustments to EBITDA for restructuring costs, former parent legacy cost (benefit) items, net, loss on the early extinguishment of debt, non-cash charges, non-recurring fair value adjustments for purchase accounting, fees for the secondary equity offerings and incremental securitization interest costs, as well as pro forma cost savings for restructuring initiatives, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the twelve-month period. Adjusted EBITDA calculated for a three-month period adjusts for the same items as for a twelve-month period, except that the pro forma effect of cost savings, business optimizations and acquisitions and new franchisees are calculated as of the beginning of the three-month period instead of the twelve-month period.
We present EBITDA and Adjusted EBITDA because we believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. Our management, including our chief operating decision maker, uses EBITDA as a factor in evaluating the performance of our business. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider EBITDA or Adjusted EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash required for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.
In addition to the limitations described above, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full period effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.
Free Cash Flow is defined as net income (loss) attributable to Realogy before income tax (benefit) expense, net of payments, interest expense, net, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, loss on the early extinguishment of debt, working capital adjustments and relocation assets, net of change in securitization obligations. Cash Earnings Per Share is defined as Free Cash Flow divided by the weighted average basic shares outstanding. We use Free Cash Flow and Cash Earnings Per Share in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow and Cash Earnings Per Share are not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Free Cash Flow and Cash Earnings Per Share may differ from similarly titled measures presented by other companies.